Ex. 4.5
                          BUTLER MANUFACTURING COMPANY
                          STOCK INCENTIVE PLAN OF 2002

                                TABLE OF CONTENTS


Section                                                                     Page

 1. Purposes.................................................................  1
 2. Definitions..............................................................  1
 3. Grants of Stock Incentives...............................................  3
 4. Stock Subject to the Plan  ..............................................  4
 5. Stock Awards.............................................................  4
 6. Stock Options............................................................  5
 7. Stock Appreciation Rights................................................  6
 8. Performance Awards  .....................................................  7
 9. Termination or Suspension of Employment  ................................  8
10. Adjustment Provisions....................................................  9
11. Change in Control........................................................ 10
12. Term..................................................................... 10
13. Administration........................................................... 11
14. General Provisions....................................................... 11
15. Amendment or Discontinuance of Plan...................................... 13


Adopted by the Board of Directors on January 15, 2002.
Approved by the Shareholders on April 16, 2002.



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                          BUTLER MANUFACTURING COMPANY
                          STOCK INCENTIVE PLAN OF 2002

 1. PURPOSES.

     The purposes of the Plan are (a) to provide additional incentive for members of senior management and other Key Employees of the Company and its Affiliates by authorizing a Committee of the Board of Directors to grant Stock Incentives to such Key Employees, thereby furthering their identity of interest with the interests of the Company's stockholders, and increasing their interest in and commitment to the future growth and prosperity of the Company; and (b) to enable the Company to induce the employment and continued employment of Key Employees and to compete with other organizations in attracting and retaining the services of highly-qualified personnel.

 2. DEFINITIONS.

     Unless otherwise required by the context, the following terms, when used in the Plan, shall have the meanings set forth in this Section 2:

     AFFILIATE: Any entity that, directly or indirectly, is controlled by the Company and any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

     AWARD AGREEMENT: Any written agreement, contract, or other instrument or document evidencing any Stock Incentive, which may, but need not, be executed or acknowledged by a Participant.

     BOARD OF DIRECTORS OR BOARD: The Board of Directors of the Company.

     CHANGE IN CONTROL: A Change in Control shall mean:

     (i) The acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

     (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

     (iii)Approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

          If any of the events enumerated in clauses (i) through (iii) occur, the Board shall determine the effective date of the Change in Control resulting therefrom, for purposes of the Plan.

     CODE: The Internal Revenue Code of 1986 as now or hereafter amended.

     COMMITTEE: The Compensation and Benefits Committee of the Board of Directors of the Company or any other committee the Board may subsequently appoint to administer the Plan pursuant to Section 13 hereof, each member of which shall be a "Non-Employee Director" as provided in Section 13 of the Plan.

     COMMON STOCK: The Common Stock of the Company, no par value, or such other class of shares or other securities as may be subject to the Plan as the result of an adjustment made pursuant to the provisions of Section 10.

     COMPANY: Butler Manufacturing Company, a Delaware corporation.

     EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

     EXECUTIVE OFFICER: At any time, an individual who is an executive officer of the Company within the meaning of Exchange Act Rule 3b-7 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time, or who is an officer of the Company within the meaning of Exchange Act rule 16a-1(f) as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

     FAIR MARKET VALUE: The fair market value of a share of Common Stock on the date as of which fair market value is to be determined shall be: (a) if the Common Stock is reported on the NASDAQ National Market System of the National Association of Securities Dealers, Inc., the last reported sales price of a share of Common Stock as reported by NASDAQ; or (b) if the Common Stock is listed on an established securities exchange or exchanges, the highest reported closing price of a share of Common Stock on such exchange or exchanges. The fair market value of the Common Stock if not so reported or listed and the fair market value of any other property on the date as of which fair market value is to be determined shall mean the fair market value as determined by the Committee in its sole discretion.

     INCENTIVE COMPENSATION: Bonuses, extra and other compensation payable in addition to a salary or other base amount, whether contingent or not, whether discretionary or required to be paid pursuant to an agreement, resolution, arrangement, plan or practice, and whether payable currently or on a deferred basis, in cash, Common Stock or other property.

     INCENTIVE STOCK OPTION: A stock option granted hereunder which satisfies the requirements of Section 422 of the Code.

     KEY EMPLOYEES: The Company's Chairman, Chief Executive Officer, President, Executive Vice Presidents, Division Presidents, other corporate officers and other managers, and any other salaried employee of the Company or of an Affiliate, including an officer or director who is an employee, who in the opinion of the Committee can contribute significantly to the growth and successful operations of the Company or an Affiliate. The determination by the Committee that a Stock Incentive be granted to an employee shall be deemed a determination by the Committee that such employee is a Key Employee. Awards may be made to eligible employees whether or not they have received prior awards under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Company or any other Subsidiary.

     MATURE STOCK: Shares of Common Stock which have been obtained through the exercise of an Option or pursuant to another Stock Incentive under this Plan or any other plan of the Company and which have been held continuously by a Participant for six months or more without being subject to any forfeiture restriction.

     NON QUALIFIED STOCK OPTION: A right to purchase Common Stock from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

     PARTICIPANT: Any Key Employee selected by the Committee to receive a Stock Incentive under the Plan.

     PERFORMANCE AWARD: Stock Incentives which shall consist of Performance Awards under Section 8.

     PRIOR PLANS: The Butler Manufacturing Company Stock Incentive Plan of 1979, as amended (the "1979 Plan"), the Butler Manufacturing Company Stock Incentive Plan of 1987, as amended (the "1987 Plan"), and the Butler Manufacturing Stock Incentive Plan of 1996, as amended (the "1996 Plan").


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

     OPTION: An option to purchase shares of Common Stock or, where the context so requires, the instrument which evidences such an option.

     PLAN: The Stock Incentive Plan herein set forth as the same may from time to time be amended.

     RESTRICTED SHARES: Shares of Common Stock issued or transferred subject to terms and conditions with respect to payment, transfer or forfeiture as authorized by paragraph (d) of Section 5.

     STOCK APPRECIATION RIGHT: A right to receive a number of shares of Common Stock, cash, or a combination of the two based on the increase in the Fair Market Value of shares of Common Stock subject to an Option, as set forth in
Section 7 of the Plan.

     STOCK AWARD: An issuance or transfer of shares of Common Stock at the time a Stock Incentive is granted or as soon thereafter as practicable, or an undertaking to issue or transfer such shares in the future, including, without limitation, such an issuance, transfer or undertaking with respect to a Stock Incentive that is contingent, in whole or in part, upon the attainment of a specified objective or objectives.

     STOCK INCENTIVE: A stock incentive granted under the Plan in one of the forms authorized in Section 3.

     STOCK PURCHASE RIGHT: A right granted as a part of a Stock Award or Performance Award to purchase for cash shares of the Company's Common Stock at their fair market value on the date of purchase through a cash payment or the cancellation of all or a portion of an earned cash bonus.

     SUBSIDIARY: A corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled, directly or indirectly, by the Company.

     SUBSTITUTE STOCK INCENTIVES:  Stock Incentives  granted pursuant to Section
14.

 3. GRANTS OF STOCK INCENTIVES.

     (a) PERSONS ELIGIBLE TO PARTICIPATE. Subject to the provisions of the Plan, the Committee may at any time grant Stock Incentives under the Plan to, and only to, Key Employees.

     (b) FORMS OF STOCK INCENTIVES. Stock Incentives may be granted in the following forms:

     (i)   a Stock Award, in accordance with Section 5, or

     (ii)  a Stock Option, in accordance with Section 6, or

     (iii) a Stock Appreciation Right, in accordance with Section 7, or

     (iv)  a Performance Award in accordance with Section 8, or

     (v)   a combination of any of the foregoing.

     (c) AWARD AGREEMENTS. Each Stock Incentive shall be evidenced by a written Award Agreement in a form prescribed by the Committee that is consistent with this Plan, that shall be delivered to the Participant and that shall specify the terms and conditions of the Stock Incentive and any rules applicable thereto. Award Agreements may be executed on behalf of the Company and the Plan by any Executive Officer of the Company or such other officer of the Company as the Committee shall designate.

     (d) AMENDMENTS OF AWARD AGREEMENTS. Subject to the terms of the Plan, the Committee may from time to time authorize the amendment of outstanding Award Agreements so long as such amendments are consistent with the Plan; provided, that any such amendment that would adversely affect the rights of any Participant or any holder or beneficiary of any Stock Incentive theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. The Committee may not reprice or replace through cancellation any Stock Option which has been awarded to a Participant.
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

 4. STOCK SUBJECT TO THE PLAN.

     (a) NUMBER OF SHARES AVAILABLE.

     Subject to the provisions of this clause (a) and Section 10, the number of shares of Common Stock that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is two hundred seventy-nine thousand (279,000). If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred or shall cease to be issuable or transferable under such Stock Incentive, or if, after issuance or transfer, any such shares shall be reacquired by the Company or Subsidiary because of an employee's failure to comply with or meet the terms and conditions of a Stock
Incentive, such shares shall no longer be charged against the limitation provided for above and may again be made subject to Stock Incentives; and only the net additional shares issued upon the exercise of a Stock Incentive through the delivery or withholding of shares of Common Stock in payment of the exercise price or withholding taxes shall be counted against the number of shares which are authorized for issuance under this paragraph. The limitation provided for in this paragraph shall also be increased by the number of shares subject to any substitute Stock Options granted under Section 14(j). Notwithstanding the foregoing, shares shall be deemed to have been issued pursuant to a Stock Option or Stock Award and shall be charged against the limitation provided for in this paragraph, whether actually delivered, to the extent of the number of shares covered by that portion of the related Stock Option or Stock Award granted under the Plan which is settled by the exercise of a Stock Appreciation Right or by a cash payment under a Stock Award.

     If a Stock Award or Stock Performance Award is granted on the condition that the Participant purchase other shares of the Company's Common Stock for cash at fair market value on the date of purchase under a Stock Purchase Right, then only the shares issued under the Stock Purchase Award or Stock Award shall be counted against the number of shares available for awards and not the shares purchased for cash at fair market value under the Stock Purchase Right.

     (b) USE OF TREASURY AND OTHER SHARES. Authorized but unissued shares of Common Stock and shares of Common Stock held in the treasury, whether acquired by the Company specifically for use under the Plan or otherwise, may be used, as the Board of Directors may from time to time determine, for purposes of the Plan; provided, however, that any shares acquired or held by the Company for the purposes of the Plan shall, unless and until transferred to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain treasury shares of the Company, available for any corporate purpose, irrespective of whether such shares are entered in a special account for purposes of the Plan.

     (c) CERTAIN LIMITATIONS ON GRANTS. Notwithstanding any provision herein to the contrary, and subject to adjustment as provided in Section 10, no Executive Officer of the Company may receive Stock Incentives under the Plan in any calendar year that relate to more than one hundred thousand (100,000) shares of Common Stock. In addition, and subject to other provisions of the plan permitting the expiration of restrictions under certain circumstances, no Stock Award or Stock Performance Award shall be granted under Section 5 or 8 unless the shares subject to the Award (other than shares purchased for cash at fair market value on date of purchase under a related Stock Purchase Right) are subject to restrictions on transfer and/or ownership specified by the Committee and the restrictions continue for a period of one year from the date of grant in the case of Awards that are performance based and continue for a period of three years from the date of grant in the case of Awards under Section 5 that are not performance based.

 5. STOCK AWARDS.

     Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

     (a) GENERAL. A Stock Award shall be granted only (i) in payment of Incentive Compensation that has been earned, (ii) as Incentive Compensation to be earned or (iii) a combination of (i) and (ii).

     (b) VALUATION. For the purposes of the Plan, in determining the value of a Stock Award, all shares of Common Stock subject to such Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares on the date such Stock Award is granted, regardless of whether or when such shares are issued or transferred to the Participant and whether or not such shares are subject to restrictions which affect their value.

     (c) GRANT. Shares of Common Stock subject to a Stock Award may be issued or transferred to a Key Employee at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to

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

time, as the Committee shall determine. With respect to a Stock Award providing for issuance or transfer of shares subsequent to the time it is granted, the Committee may provide for payment to the grantee of amounts not exceeding the cash dividends which would have been payable in respect of such shares (as adjusted under Section 10 of the Plan) if they had been issued or transferred at the time the Stock Award was granted. Such payments may be made in cash, shares of Common Stock or a combination of cash and shares. Such payments may be made at the time the shares are issued or transferred, or at the time or times the cash dividends would have been payable if the shares had been issued or transferred at the time the Stock Award was granted. Any amount payable in shares of Common Stock under the terms of the Stock Award may be paid in cash on each date on which delivery of shares would otherwise have been made, in an amount equal to the Fair Market Value on such date of the shares which would otherwise have been delivered.

     (d) TERMS RELATING TO TRANSFER, PAYMENT OR FORFEITURE. A Stock Award may contain such other terms and conditions as the Committee may determine with respect to transfer, payment or forfeiture of all or any part of the Stock Award.

     (e) OTHER TERMS. A Stock Award may be subject to such other terms and conditions, including, without limitation, restrictions on sale or other disposition of the shares issued or transferred pursuant to the Stock Award, as the Committee may determine; provided, however, that upon the issuance or transfer of shares pursuant to a Stock Award, the recipient shall, with respect to such shares, be and become a stockholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder except to the extent otherwise provided in the Stock Award. A Stock Award may also include and be made contingent upon the exercise of a Stock Purchase Right.

 6. STOCK OPTIONS.

     Stock Incentives granted under the Plan in the form of Stock Options shall be subject to the following provisions:

     (a) GRANT. Subject to the provisions of the Plan, including those contained in this Section 6, the Committee shall have the sole and complete authority to determine the Key Employees to whom Options shall be granted, the number of shares of Common Stock to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have authority to grant Incentive Stock Options or to grant Non Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the amounts, terms and conditions of such grants shall be subject to and comply with the requirements for Incentive Stock Options as set forth in Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

     (b) DATE OF GRANT. The "Date of Grant" of an Option shall be the date the action of the Committee providing for the grant of the Option is taken, or such later date as the Committee may provide. An amendment to the terms of an existing Option shall not constitute the grant of a new Option except to the extent that the amendment increases the number of shares subject to the Option other than as the result of an amendment effected pursuant to the adjustment provisions of the Plan.

     (c) PRICE. The price at which shares of Common Stock may be purchased under an Option (the "Option Price") shall be specified in the Option and shall be not less than 100% of the Fair Market Value of such stock on the Date of Grant of the Option.

     (d) TERM. An Option shall be exercisable only during a term (the "Term of the Option" or "Term") commencing not sooner than six months and one day after the Date of Grant of the Option and ending (unless the Option shall have terminated earlier under other provisions of the Plan) on a date fixed by the Committee and stated in the Option, which date shall not be later than the tenth anniversary of the Date of Grant. If an Option is granted for an original Term of less than ten years, the Committee may, at any time prior to the expiration of the Option, extend its Term for a period ending not later than the tenth anniversary of the Date of Grant of the Option.

     (e) INSTALLMENTS. An Option may provide that it shall be exercisable in full or in part at any time during the Term of the Option, or that it shall be exercisable in a specified series of installments. Unless otherwise provided in the Option, installments or portions thereof not exercised in earlier periods shall be cumulative and

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

shall be available for exercise in later periods. The Committee may, by so providing in an Option, require any partial exercise thereof to be with respect to a specified minimum number of shares.

     (f) EXERCISE. To the extent that the right to purchase shares has accrued under an Option, the Option may be exercised from time to time by the optionee or by a person or persons entitled to exercise the Option, by delivery to the Company of a written notice, in the manner and in such form as may be prescribed by the Committee, stating the number of shares with respect to which the Option is being exercised, and by making provision satisfactory to the Company for the payment in full of the Option price of the shares prior to or in connection with the delivery of certificates evidencing the shares. The Committee may, in its discretion and upon request of the Participant, issue shares of Common Stock upon the exercise of an Option directly to a brokerage firm or firms to be approved by the Company, without payment of the purchase price by the optionee but upon delivery of an irrevocable guarantee by such brokerage firm or firms of the payment of such purchase price or upon the participant's issuance to the brokerage firm of irrevocable instructions to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay the exercise price and any withholding taxes. Upon receipt of such notice and payment arrangement in form satisfactory to the Company, the Company shall deliver to or upon the order of the optionee, or such other person entitled to exercise the Option, at the corporate headquarters of the Company, or at such place as shall be mutually acceptable, a certificate or certificates evidencing such shares. An Option may not be exercised for fractional shares of Common Stock.

     (g) PAYMENT IN COMMON STOCK. Payment in form satisfactory to the Company may, at the option of the Company, include payment by transfer to the Company of other shares of Mature Stock or other Common Stock which was obtained by the Participant on the open market. Common Stock transferred to the Company or withheld from shares to be distributed in payment of the option price or withholding taxes shall be valued at the Fair Market Value of the Common Stock on the date of the exercise.

     (h) NO STOCKHOLDER RIGHTS PRIOR TO EXERCISE. No person shall have any rights of a stockholder by virtue of an Option except with respect to shares actually issued to him, and issuance of shares shall not confer retroactive rights to dividends.

     (i) CERTAIN LIMITS ON INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined as of the time the option is granted) of the stock for which any employee may be granted Incentive Stock Options in any calendar year under this Plan and all such other incentive stock option plans of the Company and its subsidiaries shall not exceed limits specified from time to time in the Code for Incentive Stock Options.

 7. STOCK APPRECIATION RIGHTS.

     (a) GRANT. Stock Appreciation Rights may be granted in connection with any Option granted under the Plan or Prior Plans, either at the time of the grant of such Option or at any time thereafter during the term of the Option. A grant of Stock Appreciation Rights shall either be included in the instrument evidencing the Option to which they relate or evidenced by a separate instrument meeting the requirements of Section 3 of the Plan.

     (b) SETTLEMENT. A person entitled to exercise an Option in connection with which Stock Appreciation Rights shall have been granted shall be entitled, at such time or times and subject to such terms and conditions as may be stated in the granting instrument, to settle all or part of the Option by requesting the Company to pay, in cancellation of the part of the Option to be settled, consideration in an amount equal to the number of shares of Common Stock subject to the canceled part of the Option times the amount by which the fair market value of one share on the exercise date exceeds the Option Price (the "Appreciation"). The election shall be made in a written instrument, in form satisfactory to the Committee, delivered in the manner prescribed in Section 6 for the exercise of options.

     (c) FORM OF CONSIDERATION. The form of the consideration to be paid for the Appreciation shall either be cash, shares of Common Stock having an aggregate market value on the exercise date equal to the Appreciation, or a combination of cash and shares. Such form of consideration shall be specified either by the Committee or, subject to the approval of the Committee, by the person exercising the Stock Appreciation Right, provided that such form of consideration shall in no event include fractional shares of Common Stock.

     (d) OTHER TERMS. An Option in connection with which Stock Appreciation Rights are granted may prescribe or limit the period or periods of time during which the Stock Appreciation Rights may be exercised as


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

provided in paragraph (b) of this Section 7, and may prescribe such additional terms and conditions applicable to the exercise of the Stock Appreciation Rights as may be determined by the Committee and as are consistent with the Plan. In no event may Stock Appreciation Rights be exercised at a time when the Option in connection with which they were granted is not exercisable. If Stock Appreciation Rights and Incentive Stock Options are granted in tandem such that the exercise of one affects the right to exercise of the other, the Stock Appreciation Rights shall meet the requirements of Section 422 of the Code, as from time to time amended, and the regulations promulgated thereunder.

 8. PERFORMANCE AWARDS.

The Committee may grant Performance Awards denominated at the time of grant in shares of Common Stock. Payment under a Performance Award shall be made, at the discretion of the Committee, in shares of Common Stock ("Performance Shares"), or in cash or in any combination thereof, if the financial performance of the Company or any subsidiary, division, or other unit of the Company ("Business Unit") selected by the Company meets certain financial goals established by the Committee for the Award Period. The following provisions are applicable to Performance Awards:

     (a) AWARD PERIOD. The Committee shall determine and include in the Award Agreement for the Performance Award the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made ("Award Period"). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after 90 days or more of such period has elapsed.

     (b) PERFORMANCE GOALS AND PAYMENT. Before a Performance Award is made, the Committee shall establish objectives ("Performance Goals") that must be set out in an Award Agreement and must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The criteria upon which Performance Goals may be based are limited to pre-tax earnings per share, divisional pre-tax income, net income, net operating profit after taxes, cash flow, free cash flow or any combination, of the foregoing and may be before the effect of acquisitions, divestitures, accounting changes, and restructuring and special changes (determined according to criteria established by the Committee). The Committee shall also set forth in the Award Agreement the number of Performance Shares or the amount of payment to be made under a Performance Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment, subject to Section 8(f). A Performance Award may also include and be made contingent upon the exercise of a Stock Purchase Right.

     (c) COMPUTATION OF PAYMENT. After an Award Period, the financial performance of the Business Unit during the Award Period shall be measured against the Performance Goals. Before payment of any remuneration under an Award, the Committee shall certify in writing that the performance goals and any other material terms of the Award were in fact satisfied. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Common Stock on the date of payment. The Company shall promptly notify each Participant of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

     (d) REVISIONS FOR SIGNIFICANT EVENTS. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur during an Award Period which have a substantial effect on the Performance Goals and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made; provided, however, that no such revision shall be made with respect to a Performance Award to the extent that the Committee determines the revision would cause payment under the Award to fail to be fully deductible by the Company under Section 162(m) of the Code.

     (e) REQUIREMENT OF EMPLOYMENT. To be entitled to receive payment under a Performance Award, a Participant must remain in the employment of the Company to the end of the Award Period, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion.

     (f) MAXIMUM PAYMENT. No Participant may receive Performance Award payments in respect of Stock Performance Awards in excess of 100,000 shares of Common Stock in any calendar year.

 9. TERMINATION OR SUSPENSION OF EMPLOYMENT.

     The following provisions shall apply in the event of the Participant's termination of employment unless the Committee shall have provided otherwise, either at the time of the grant of the Stock Incentive or thereafter:

     (a) NON QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

          (1) TERMINATION OF EMPLOYMENT OTHER THAN DUE TO DEATH, DISABILITY, CAUSE OR RETIREMENT. If the Participant's employment with the Company or its Affiliates is terminated for any reason other than death, permanent and total disability, cause or retirement, the Participant's right to exercise any Non Qualified Stock Option or Stock Appreciation Right shall terminate ninety (90) days after the cessation of employment, unless it terminates earlier by its terms or under other provisions of the Plan. Until the Option or Right terminates, it may be exercised by the optionee, his estate or legal representatives for all or a portion of the shares as to which the right of purchase had accrued under the Plan at the time of cessation of employment, subject to all applicable conditions and restrictions provided in the Plan and the Option. In no event shall an Option or Right be exercisable later than the date of expiration of the Term of the Option or Right, and in no event shall an Option or Right be exercisable for any shares as to which the right of purchase had not accrued at the time of cessation of employment. Employment for the purposes of this paragraph shall mean continuous full-time salaried employment. Vacations, sick leaves and any approved absence on leave shall not constitute a termination of employment or an interruption of continuous full-time salaried employment.

          (2) DISABILITY OR RETIREMENT. If the Participant's employment with the Company or its Affiliates is terminated by permanent and total disability or retirement, any Non Qualified Stock Option or Stock Appreciation Right held by such Participant shall terminate on the earlier of (i) the third anniversary of such termination of employment or (ii) the date the Option or Right would have otherwise expired by its terms had it not been for such termination of employment. Until the Option terminates it may be exercised by the optionee, his estate or legal representatives for all or a portion of the shares as to which the right of purchase had accrued as of the date of such exercise, subject to all applicable conditions and restrictions provided in the Plan and the Option or Right. In no event shall such Option or Right be exercisable later than the date of expiration of the term of the Option or Right, and in no event shall such Option or Right be exercisable for any shares as to which the right of purchase had not accrued at the time of exercise. "Retirement" and "permanent and total disability" shall be defined by the Committee.

          (3) DEATH. If the Participant's employment with the Company or its Affiliates is terminated by death, and if any Non Qualified Stock Option or Stock Appreciation Right was in effect at the time of his death (whether or not its terms had then commenced), the Option or Right may, until the expiration of one year from the date of death of the Participant or until the earlier expiration of the Term of the Option or Right, be exercised as and to the extent it could have been exercised by the Participant had he been living at the time of exercise, by the legal representatives of the Participant or by any person, persons or entity to whom his rights under the Option or Right shall have been transferred pursuant to the provisions of paragraph (g) of Section 14 of the Plan. Such exercise shall not be limited to the shares as to which the right of purchase had accrued at the date of death of the Participant, but shall be subject to all applicable conditions and restrictions prescribed in the Plan and the Option or Right, including any installment provision.

          (4) ACCELERATION AND EXTENSION OF EXERCISABLILITY. Notwithstanding the foregoing, the Committee may, in its discretion, provide (A) that a Non Qualified Stock Option or Stock Appreciation Right granted to a Participant may terminate at a date earlier than that set forth above, (B) that a Non Qualified Stock Option or Stock Appreciation Right granted to a participant not subject to
               Section 16 of the Exchange Act may terminate at a date later than that set forth above, provided such date shall not be beyond the date the option or right would have expired had it not been for the termination of the Participant's employment, and (C) that a Non Qualified Stock Option or Stock Appreciation Right may become immediately exercisable when it finds that such acceleration would be in the best interests of the Company.

     (b) INCENTIVE STOCK OPTIONS. Except as otherwise determined by the Committee at the time of grant, if the Participant's employment with the Company is terminated for any reason, the Participant shall have the right to exercise any Incentive Stock Option and any related Stock Appreciation Right during the three months after such termination of employment to the extent it was exercisable at the date of such termination, but in no event later than the date the option would have expired had it not been for the termination of such employment. If the Participant does not exercise such Option or related Stock Appreciation Right to the full extent permitted by the preceding sentence, the remaining exercisable portion of such Option automatically will be deemed a Non Qualified Stock Option, and such Option and any related Stock Appreciation Right will be exercisable during the period set forth in Section 9(a) of the Plan, provided that in the event that employment is terminated because of death or the Participant dies in such three month period, the option will continue to be an Incentive Stock Option to the extent provided by Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

     (c) STOCK AWARDS AND PERFORMANCE AWARDS. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock and Performance Awards still subject to restriction shall be forfeited by the Participant and reacquired by the Company at the price (if any) paid by the Participant for such Restricted Stock and Performance Awards, provided that in the event of a Participant's retirement, permanent and total disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.

     (d) TERMINATION FOR CAUSE. Notwithstanding the other provisions hereof, a Stock Incentive granted to a Participant shall expire and the Participant shall thereupon forfeit all rights thereunder if the Participant is terminated for cause due to the misconduct of the Participant. The Committee shall, in its sole discretion, determine whether a termination was for cause due to misconduct.

10. ADJUSTMENT PROVISIONS

     In the event of a reorganization of the Company, equitable adjustments shall be made by the Committee in the Plan and in outstanding Stock Incentives. Without limiting the foregoing, the Committee may authorize payments of cash or other consideration with respect to outstanding Stock Incentives or it may otherwise adjust the terms of the Stock Incentive with respect to: (a) performance goals, (b) the number and class of shares or other securities that may be issued or transferred pursuant to Stock Incentives in the aggregate or to any individual, (c) the number and class of shares or other securities which have not been issued or transferred under outstanding Stock Incentives, (d) the purchase price to be paid per share under outstanding Options, and (e) the price to be paid per share by the Company or a subsidiary for shares or other securities issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or an Affiliate to reacquire such shares or other securities. For this purpose, a "reorganization" shall be deemed to have occurred in the event:

          (i)   any    recapitalization,     reclassification,    split-up    or
                consolidation of shares of Common Stock shall be effected;

          (ii) the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or the acquisition by another corporation of Common Stock or of all or part of the assets of the Company, exchanged for a different number or class of shares of stock or other securities of the Company or for shares of the stock or other securities of another corporation;

          (iii) new, different or additional shares or other securities of the Company or of another corporation are received by the holders of Common Stock; or

          (iv) any distribution other than an ordinary cash dividend is made to the holders of Common Stock.

     In the event of any other change in the capital structure or in the capital stock of the Company, the Committee shall be authorized to make such appropriate adjustments in the maximum number of shares of Common Stock available for issuance under the Plan in the aggregate or to any individual and any adjustments and/or modifications to outstanding Stock Incentives as it deems appropriate.

     The Committee may also unilaterally amend outstanding Stock Incentives to remove restrictions or otherwise change the terms of outstanding Stock Incentives to permit such incentives to be substituted for comparable incentives to be provided by any entity which assumes the obligations with respect to such outstanding Stock Incentives upon terms and conditions approved by the Board of Directors or Stockholders.

     The action of the Committee in approving any adjustment or change contemplated by this Section 10 shall be conclusively deemed to be equitable, appropriate, fair and/or comparable and shall be binding on all persons holding rights under the Plan.

11. CHANGE IN CONTROL.

Unless the Committee shall otherwise provide in the Award Agreement relating to a Stock Incentive granted under the Plan, upon the occurrence of a Change in
Control:

     (a) In the case of Stock Options and Stock Appreciation Rights granted under the Plan (i) each outstanding option or right that is not then fully Exercisable shall automatically become fully exercisable until the termination of the option exercise period of the option or right, as modified by subsection
(ii) that follows, and (ii) in the event the Participant's employment is terminated within two years after a Change in Control, his or her outstanding options or rights at that date of termination shall be immediately exercisable for a period of three months following such termination, provided, however, that, to the extent the option or right by its terms otherwise permits a longer option exercise period after such termination, such longer period shall govern, and provided further that in no event shall such option or right be exercisable more than ten years after the date of grant.

     (b) Any restrictions and provisions for forfeiture on all outstanding Stock Awards shall automatically expire and immediately lapse and all such awards shall be immediately and fully vested;

     (c) Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change in Control shall be deemed to have earned a minimum Performance Award equal to the product of (i) such Participant's maximum award opportunity for such Performance Award, and (ii) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Award Period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Award Period.

12. TERM.

     (a) EFFECTIVE DATE. The Plan shall become effective upon its approval by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented, and entitled to vote at a meeting duly held in accordance with applicable law.

     (b) EXPIRATION DATE. No Stock Incentives shall be granted under the Plan after April 16, 2009. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Stock Incentive granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Stock Incentive shall, continue after the authority for grant of new Stock Incentives hereunder has been exhausted.

13. ADMINISTRATION.

     (a) COMMITTEE. The Plan shall be administered by the Committee which shall consist of not less than three directors of the Company designated by the Board of Directors; provided, however, that no director shall be designated as or continue to be a member of the Committee unless he shall at the time of designation and throughout his service be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule or statute at the time in effect) and be an "outside director" for purposes of Section 162(m) of the Code. Any member of the Committee shall automatically cease to be a member of the Committee at such time as such person ceases to qualify as a "non-employee" or "outside" director as so defined and any vote cast by such person while so disqualified to act shall be deemed a nullity and shall not adversely affect any vote cast or action taken pursuant to the affirmative votes of a majority of the remaining members of the Committee who at such time were not so disqualified.

     (b) DELEGATION BY THE BOARD. The Board of Directors by adoption of the Plan delegates to the Committee all of its authority under the Plan, including the authority to award Stock Incentives, but excluding the authority to amend or discontinue the Plan.

     (c) AUTHORITY OF THE COMMITTEE. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Stock Incentives to be granted to an eligible employee; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Stock Incentives; (iv) determine the terms and conditions of any Stock Incentive; (v) determine whether, to what extent, and under what circumstances Stock Incentives may be settled or exercised in cash, shares of Common Stock, other securities, other Stock Incentives or other property, or canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Stock Incentives, other property, and other amount payable with respect to a Stock Incentive shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Stock Incentive made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     (d) COMMITTEE DISCRETION BINDING. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Stock Incentive shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Stock Incentive, any stockholder and any employee.

     (e) LIABILITY OF COMMITTEE MEMBERS. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for willful misconduct in the performance of their duties.

     (f) DELEGATION. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Stock Incentives to, or to cancel, modify or waive rights with respect to, or to alter discontinue, suspend, or terminate Stock Incentives held by, Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

14. GENERAL PROVISIONS.

     (a) NO RIGHTS TO EMPLOYMENT. Nothing in the Plan nor in any instrument executed pursuant thereto shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate or shall affect the right of the Company or of an Affiliate to terminate the employment of any Participant with or without cause.

     (b) SHARE ISSUANCE SUBJECT TO COMPLIANCE WITH APPLICABLE LAW. No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless the Company is satisfied that there has been compliance with all legal requirements applicable to the issuance or transfer of such shares. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to the Company that the shares are being acquired for investment and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

     (c) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Stock Incentive, no Participant (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of the Plan or subject to any Stock Incentive, except as to such shares of Common Stock, if any, as shall have been issued or transferred to him.

     (d) GRANTS OF STOCK INCENTIVES TO FUTURE EMPLOYEES. The Company or Affiliate may, with the approval of the Committee, enter into an agreement or other commitment to grant a Stock Incentive in the future to a person who is or will be at the time of grant a Key Employee, and, notwithstanding any other provision of the Plan, any such agreement or commitment shall not be deemed the grant of a Stock Incentive until the date on which the Committee takes action to implement such agreement or commitment, which date shall for the purpose of the Plan be the date of grant.

     (e) IMPLEMENTATION OF STOCK INCENTIVES BY AFFILIATES. In the case of a grant of a Stock Incentive to any employee of an Affiliate, such grant may, if the Committee so directs, be implemented by the Company issuing or transferring the shares, if any, covered by the Stock Incentive to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares to the employee in accordance with the terms of the Stock Incentive. Notwithstanding any other provision hereof, such Stock Incentive may be issued by and in the name of the Affiliate and shall be deemed granted on the date it is approved by the Committee or on such later date as the Committee shall specify.

     (f) WITHHOLDING AND PAYMENT OF TAXES. The Company or an Affiliate may make such provisions as it may deem appropriate for the withholding of any taxes which the Company or Affiliate determines it is permitted or required to withhold in connection with any Stock Incentive. Such provisions may include a requirement that all or part of the amount of such taxes be paid to the Company or Affiliate, in cash, at the time of settlement. Such provisions may also permit the payment of such taxes through the withholding of shares of Common Stock to be issued under a Stock Incentive or the delivery of shares of Mature Stock owned by the Participant or other Common Stock which was obtained by the Participant on the open market. The amount of tax which may be paid by a Participant through share withholding or the delivery of shares will not exceed the Company's minimum statutory withholding amount, based on the Company's minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable income resulting from the Stock Incentive.

     (g) NON-TRANSFERABILITY. Except with the Committee's prior approval, (i) no Stock Incentive and no rights under a Stock Incentive or under the Plan, contingent or otherwise, shall, by operation of law or otherwise, be transferable or assignable or subject to any encumbrance, pledge, hypothecation or charge of any nature, or to execution, attachment or other legal process, except that, in the event of the death of the holder of a Stock Incentive, the holder's rights under the Stock Incentive may pass, as provided by law, to the legal representatives of the holder, and such legal representatives may transfer any rights in respect of such Stock Incentive to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Stock Incentive, or in the case of intestacy, under the applicable laws relating to intestacy, and (ii) during the life of a holder of a Stock Incentive, the Stock Incentive shall be exercisable only by such holder.

     (h) OTHER COMPENSATION. Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Affiliate now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, profit-sharing, insurance, stock purchase, incentive compensation or bonus plan.

     (i) PLACE OF ADMINISTRATION. The place of administration of the Plan shall conclusively be deemed to be within the State of Missouri and the validity, construction, interpretation and administration of the Plan and of any rules and regulations or determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by and be determined exclusively and solely in accordance with, the laws of the State of Missouri. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan, or any payment or award made or purportedly made under or in connection therewith, must be commenced, shall be governed by the laws of the State of Missouri, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

     (j) SUBSTITUTE OPTIONS. Stock Incentives may be granted under the Plan from time to time in substitution for stock incentives held by employees of other corporations who are about to become employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or an Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock incentives in substitution for which they are granted.

15. AMENDMENT OR DISCONTINUANCE OF PLAN.

     (a) AMENDMENT. The Plan may be amended by the Board of Directors at any time, provided that without the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented, and entitled to vote at a meeting duly held in accordance with applicable law, no amendment shall be made which (i) increases the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Stock Incentives as provided in
Section 4, (ii) amends the provisions of paragraph (a) of Section 13 with respect to eligibility and disinterest of members of the Committee, (iii) permits any person who does not meet the eligibility requirements of the Plan to be granted a Stock Incentive, (iv) amends the provisions of Sections 5, 6, 7 or 8 to permit shares to be valued or to be optioned at less than 100% of Fair Market Value or to change the business criteria in Section 8 upon which Performance Awards are based, (v) amends Section 12 to extend the term of the Plan, or (vi) amends this Section 15.

     (b) DISCONTINUANCE. The Board of Directors may by resolution adopted by a majority of the entire Board of Directors discontinue the Plan.

     (c) CONSENTS. No amendment or discontinuance of the Plan by the Board of Directors or the stockholders of the Company shall adversely affect, without the consent of the holder thereof, any Stock Incentive theretofore granted.


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